Exhibit 3.1

CERTIFICATE OF FORMATION

OF

LEOPARD SUB II, LLC

1.	The name of the limited liability company is Leopard Sub II, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 11th day of April, 2012.

By:	/s/ David T. Grand Jr.

David T. Grand Jr., Authorized Person